EXHIBIT 10.2

ENTRAVISION COMMUNICATIONS CORPORATION

2000 OMNIBUS EQUITY INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

AND STOCK OPTION AGREEMENT

You have been granted the following option to purchase Class A Common Stock of Entravision Communications Corporation, a Delaware corporation (the “Company”):

Name of Optionee:	_________________

Total Number of Shares Granted:	Incentive Stock Options (ID# )

Nonstatutory Stock Options (ID # )

Exercise Price Per Share:	$

Date of Grant:	_________________

Vesting Commencement Date:	_________________

Vesting Schedule:	Total Number of Shares Granted will vest at % per year for year[s] as follows:

_________________

Expiration Date:	, 20

By the signature of the Company’s representative below, this option is granted under and governed by the terms and conditions of the 2000 Omnibus Equity Incentive Plan (the “Plan”) and the Stock Option Agreement, both of which are attached to and made a part of this document.

ENTRAVISION COMMUNICATIONS CORPORATION

By:

Name:

Title:

ENTRAVISION COMMUNICATIONS CORPORATION

2000 OMNIBUS EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

Tax Treatment	This option is intended to be an incentive stock option under Section 422 of the Internal Revenue Code or a nonstatutory option, as provided in the Notice of Stock Option Grant.

Vesting	This option becomes exercisable in installments, as shown in the Notice of Stock Option Grant. In addition, this option becomes exercisable in full if either of the following events occurs:

• your service as an employee, consultant or director of the Company or a subsidiary of the Company terminates because of death, total and permanent disability or retirement or after age 65; or

•     the Company is subject to a “Change in Control” (as defined in the Plan) while you are an employee, consultant or director of the Company or a subsidiary of the Company. However, the following rules apply:

• If this option is designated as an incentive stock option in the Notice of Stock Option Grant, the acceleration of exercisability will not occur without your written consent.

•     If the Company and the other party to the transaction constituting a Change in Control agree that the transaction is to be treated as a “pooling of interests” for financial reporting purposes, and if the transaction in fact is so treated, then the acceleration of exercisability will not occur to the extent that the Company’s independent accountants and the other party’s independent accountants each determine in good faith that the acceleration would preclude the use of “pooling of interests” accounting.

No additional shares become exercisable after your service as an employee, consultant or director of the Company or a subsidiary of the Company has terminated for any reason.

Term

This option expires in any event at the close of business at Company headquarters on the day before the tenth (10th) anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (It will expire earlier if your service terminates, as described below.)

Regular Termination	If your service as an employee, consultant or director of the Company or a subsidiary of the Company terminates for any reason except death or total and permanent disability, then this option will expire at the close of business at Company headquarters on the date three (3) months after your termination date. The Company determines when your service terminates for this purpose.

Death

If you die as an employee, consultant or director of the Company or a subsidiary of the Company, then this option will expire at the close of business at Company headquarters on the date twelve (12) months after the date of death.

Disability

If your service as an employee, consultant or director of the Company or a subsidiary of the Company terminates because of your total and permanent disability, then this option will expire at the close of business at Company headquarters on the date twelve (12) months after your termination date.

For all purposes under this Agreement, “total and permanent disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one (1) year.

Leaves of Absence

For purposes of this option, your service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of service is required by the terms of the leave or by applicable law. But your service terminates when the approved leave ends, unless you immediately return to active work.

Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.

Notice of Exercise

When you wish to exercise this option, you must notify Mellon Investor Services by filing the proper exercise worksheet at the address given on the worksheet. Your worksheet must specify how many shares you wish to purchase. The worksheet will be effective when it is received by Mellon Investor Services. If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Withholding Taxes and Stock Withholding

You will not be allowed to exercise this option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the option exercise. These arrangements may include withholding shares of Company stock that otherwise would be issued to you when you exercise this option. The value of these shares, determined as of the effective date of the option exercise, will be applied to the withholding taxes.

Restrictions on Resale

By accepting this Agreement, you agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as you are an employee, consultant or director of the Company or a subsidiary of the Company.

Transfer of Option

Prior to your death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or a written beneficiary designation. Such a designation must be filed with the Company on the proper form and will be recognized only if it is received at Company headquarters before your death.

Retention Rights

Your option or this Agreement do not give you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your service at any time, with or without cause.

Stockholder Rights

You, or your estate or heirs, have no rights as a stockholder of the Company until you have exercised this option by giving the required notice to the Company and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice of law provisions).

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement, signed by both parties.

BY ACCEPTING THIS NOTICE OF STOCK OPTION GRANT THROUGH MELLON

INVESTOR SERVICES, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS

DESCRIBED THEREIN, IN THIS AGREEMENT AND IN THE PLAN.

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